Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Debt Offering

Boston — May 24, 2016 — Iron Mountain Incorporated (NYSE: IRM) (the “Company”), the storage and information management company, announced that it has priced a private offering of a total of $750 million in aggregate principal amount of senior unsecured notes. The Company’s $500 million of 4.375% senior notes due 2021 (the “Parent Notes”) will be guaranteed by its subsidiaries that guarantee each series of its existing notes. In addition, Iron Mountain US Holdings, Inc., a wholly owned subsidiary of the Company and one of the subsidiary guarantors of the Parent Notes, has priced $250 million of 5.375% senior notes due 2026 (the “Subsidiary Notes” and together with the Parent Notes, the “Notes”). The Subsidiary Notes will be guaranteed by the Company and the other subsidiary guarantors of the Parent Notes.

The company intends to use the net proceeds from the offering of the Notes, together with cash on hand and borrowings under the Company’s revolving credit facility, to repay the bridge loan facility related to the Company’s acquisition of Recall Holdings Limited.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is the global leader for storage and information management services. Trusted by more than 220,000 organizations around the world, Iron Mountain boasts a real estate network of more than 80 million square feet across more than 1,350 facilities in 45 countries dedicated to protecting and preserving what matters most for its customers. Iron Mountain’s solutions portfolio includes records management, data management, document management, data centers, art storage and logistics, and secure shredding to help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including critical business documents, electronic information, medical data and cultural and historical artifacts.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404